Mark Hounsell Chief Legal and Compliance Officer, and Corporate Secretary Tel: (514) 734-5779 Fax (514) 340-5530 mark.hounsell@cae.com CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6 August 13, 2025 To: Alberta Securities Commission British Columbia Securities Commission Manitoba Securities Commission Office of the Administrator, New Brunswick Securities Commission of Newfoundland and Labrador Ontario Securities Commission Nova Scotia Securities Commission Registrar of Securities, Prince Edward Island Autorité des marchés financiers Saskatchewan Securities Commission Re: CAE Inc. Report of Voting Results pursuant to Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) Following the annual and special meeting of shareholders of CAE Inc. (the “Corporation”) held on August 13, 2025 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting: Items Voted Upon Voting Results 1. Election of Directors  The thirteen (13) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto. 2. Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors  PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors pursuant to a vote conducted by ballot. 234,168,211 (90.31%) of the votes received on this matter were voted FOR the appointment and 25,125,772 (9.69%) of the votes were WITHHELD. 3. Advisory (non-binding) resolution on Executive Compensation  The advisory (non-binding) resolution was approved pursuant to a vote conducted by ballot. 244,137,814 (95.15%) of the votes received on this matter were voted FOR the resolution and 12,434,748 (4.85%) of the votes were cast AGAINST. 4. Approval of Amendments to the Corporation’s General By- law  The ordinary resolution approving certain amendments to the Corporation’s General By-law was approved pursuant to a vote conducted by ballot. 251,627,777 (98.07%) of the votes received on this matter were voted FOR the approval and ratification and 4,944,983 (1.93%) of the votes were cast AGAINST. The total votes received at the Meeting, being 259,293,985, represents 80.88% of the 320,579,860 issued and outstanding Common Shares of the Corporation as of the Record Date, as such terms are defined in the Corporation’s Notice of Annual and Special Meeting of Shareholders and 2025 Management Proxy Circular. Sincerely, /s/ Mark Hounsell Encl. cc: U.S. Securities and Exchange Commission

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SCHEDULE "A"

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes against	Against (%)
Ayman Antoun	256,355,986	99.92%	217,827	0.08%
Sophie Brochu	248,776,836	96.96%	7,796,974	3.04%
Matthew Bromberg	256,450,571	99.95%	122,644	0.05%
Patrick Decostre	255,304,235	99.51%	1,269,577	0.49%
Elise Eberwein	254,365,361	99.14%	2,208,451	0.86%
Ian L. Edwards	255,280,011	99.50%	1,293,203	0.50%
Marianne Harrison	254,018,393	99.00%	2,555,420	1.00%
Peter Lee	256,428,182	99.94%	145,630	0.06%
Katherine A. Lehman	256,250,677	99.87%	323,136	0.13%
Mary Lou Maher	255,736,237	99.67%	836,976	0.33%
Calin Rovinescu	246,365,363	96.02%	10,208,447	3.98%
Patrick M. Shanahan	235,573,867	91.82%	20,999,344	8.18%
Louis Têtu	235,158,380	91.65%	21,415,430	8.35%